Exhibit I

         As trustee of various trusts, Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein control all of the membership interests of Alter Trading Company, L.C. Pursuant to Rule 13d-1(k)(1), Alter Trading Company, L.C., Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein agree that this Schedule 13D is filed on behalf of each of them.

By:	/s/ ROBERT S. GOLDSTEIN
Name:	Robert S. Goldstein

By:	/s/ JEFFREY D. GOLDSTEIN
Name:	Jeffrey D. Goldstein

By:	/s/ RICHARD A. GOLDSTEIN
Name:	Richard A. Goldstein

ALTER TRADING CO., L.C.

By:	/s/ ROBERT S. GOLDSTEIN
Name:	Robert S. Goldstein
Title:	President